EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

	Three Months	Three Months
	Ended	Ended
	September 30, 2005	September 30, 2004

Net Income	$174,070	230,471

Weighted average shares outstanding
for basic EPS computation	974,143	977,011

Reduction for common shares not yet
released by Employee Stock Ownership Plan	(8,368)	(25,104)

Total weighted average common shares
outstanding for basic computation	965,775	951,907

Basic earnings per share	$0.18	$0.24

Total weighted average common shares
outstanding for basic computation	965,775	951,907

Common stock equivalents due to
dilutive effect of stock options	57,023	72,035

Total weighted average common shares and
equivalents outstanding for diluted
computation	1,022,798	1,023,942

Diluted earnings per share	$0.17	$0.23

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2005	September 30, 2004

Net Income	$756,407	687,690

Weighted average shares outstanding
for basic EPS computation	976,561	972,013

Reduction for common shares not yet
released by Employee Stock Ownership Plan	(16,734)	(33,470)

Total weighted average common shares
outstanding for basic computation	959,827	938,543

Basic earnings per share	$0.79	$0.73

Total weighted average common shares
outstanding for basic computation	959,827	938,543

Common stock equivalents due to
dilutive effect of stock options	57,868	74,753

Total weighted average common shares and
equivalents outstanding for diluted
computation	1,017,695	1,013,296

Diluted earnings per share	$0.74	$0.68